Exhibit 99(a)(6)

                               AKULA PARTNERS LLC
                          261 School Avenue, Suite 400
                           Excelsior, Minnesota 55331

                                November 26, 2003

TO:  Holders of Units of Limited Partnership Interest of ML Media Partners, L.P.

RE:  CASH OFFER TO PURCHASE UNITS AT $750 PER UNIT

Dear Unitholder:

       AKULA PARTNERS LLC HAS COMMENCED AN OFFER TO PURCHASE UP TO 13,160
      UNITS OF LIMITED PARTNERSHIP INTEREST OF ML MEDIA PARTNERS, L.P. FOR
         $750 PER UNIT IN CASH, AS PROVIDED IN AKULA PARTNER'S OFFER TO
                        PURCHASE DATED NOVEMBER 13, 2003.

             QUESTIONS AND REQUESTS FOR ASSISTANCE OR COPIES OF OUR
           TENDER OFFER DOCUMENTS (INCLUDING OUR OFFER TO PURCHASE AND
            THE RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER) MAY BE
           DIRECTED TO OUR INFORMATION AGENT, D. F. KING & CO., INC.,
                     BY CALLING TOLL FREE AT (888) 628-1041.

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 22, 2003, UNLESS THE OFFER IS EXTENDED.

Important considerations in evaluating our Offer:

..    OUR CASH OFFER OF $750 PER UNIT REPRESENTS APPROXIMATELY A 25% PREMIUM TO
     THE CURRENT OFFER BY MLMP ACQUISITION PARTNERS, LLC ("MLMP") OF $601 PER UNIT AND THE EXPIRED OFFER BY SMITHTOWN BAY, LLC ("SMITHTOWN") OF $600 PER UNIT.

..    AS STATED IN ITS PRESS RELEASE OF NOVEMBER 25, 2003, MLMP WILL NOT OUTBID
     OUR OFFER OF $750 PER UNIT AT THIS TIME.

..    IF YOU HAVE ALREADY TENDERED YOUR UNITS PURSUANT TO THE MLMP OFFER OF $601
     PER UNIT, PLEASE ACT PROMPTLY TO WITHDRAW YOUR TENDERED UNITS IF YOU WOULD LIKE TO RECEIVE $750 PER UNIT INSTEAD. You can withdraw Units that you tendered to MLMP by written notice received by MLMP before 5:00 p.m., New York time, on Friday, December 5, 2003 (the current expiration date of MLMP's offer). You (or your broker or nominee) must notify MLMP in writing at the address listed under the section entitled "IMPORTANT" in MLMP's amended offer to purchase, and the notice must include your name, the number of Units to be withdrawn from MLMP's offer and the name in which the previously tendered Units are registered. For complete information about the procedures for withdrawing Units previously tendered pursuant to MLMP's offer, please see Section 5 of MLMP's amended offer to purchase.

..    IF YOU HAVE ALREADY TENDERED YOUR UNITS PURSUANT TO THE SMITHTOWN OFFER OF
     $600 PER UNIT, PLEASE BE AWARE THAT IF YOUR TENDERED UNITS HAVE NOT BEEN ACCEPTED FOR PAYMENT BY SMITHTOWN ON OR PRIOR TO DECEMBER 15, 2003, YOU MAY BE ABLE TO WITHDRAW YOUR UNITS FROM THE SMITHTOWN TENDER AT ANY TIME THEREAFTER IF YOU WOULD LIKE TO RECEIVE $750 PER UNIT INSTEAD. You may be able to withdraw Units that you tendered to Smithtown by written notice received by Smithtown after Monday, December 15, 2003, if those tendered Units have not been accepted for payment by Smithtown. You (or your broker or nominee) must notify Smithtown in writing at the address listed at the end of the "summary term sheet" in Smithtown's amended offer to purchase, and the notice must include your name, the number of Units to be withdrawn from Smithtown's offer and the name in which the previously tendered Units are registered. For complete information about the procedures for withdrawing Units previously tendered pursuant to Smithtown's offer, please see Section 4 of Smithtown's amended offer to purchase.

We will purchase in our Offer a maximum of 13,160 (approximately 7%) of the outstanding Units (or such lesser number of Units that the Partnership may permit to be transferred to us during 2004). If Unitholders tender more Units to us than we have offered to purchase or are permitted to purchase pursuant to our Offer, we will prorate our purchase ratably to all sellers. You will be paid for Units validly tendered (and not withdrawn) promptly following (i) receipt of a valid, properly executed Agreement of Assignment and Transfer (enclosed with our Tender Offer Documents) by our Depositary, The Bank of New York, and (ii) actual transfer of the Units to us, subject to Section 3 - "Acceptance for Payment and Payment for Units" and Section 4 - "Proration" of the Offer to Purchase and the other terms and conditions of the Offer. However, we reserve the right, in our sole discretion, to purchase tendered Units prior to the actual transfer of the Units to us. The Offer to Purchase contains a full discussion of the terms and conditions of the Offer. Please note that this letter is subject in its entirety to the terms and conditions of the Offer, as set forth in our Offer to Purchase.

QUESTIONS AND REQUESTS FOR ASSISTANCE OR COPIES OF OUR TENDER OFFER DOCUMENTS (INCLUDING OUR OFFER TO PURCHASE AND THE RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER) MAY BE DIRECTED TO D. F. KING & CO., INC. AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH BELOW.

You may consult with the General Partner before deciding whether or not to tender your Units.

TO ACCEPT OUR OFFER:

1. Obtain a copy of our Tender Offer Documents (including our Offer to Purchase and the related Agreement of Assignment and Transfer) from D. F. King & Co., Inc. and read them carefully.

2. Please complete the Agreement of Assignment and Transfer (if not otherwise indicated, please note the number of Units you wish to sell in the signature area of the Agreement) and have it MEDALLION SIGNATURE GUARANTEED (this can be done by your broker or bank).

3. Return the completed Agreement to The Bank of New York in the envelope enclosed with the Tender Offer Documents.

OUR OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 22, 2003, SUBJECT TO ANY EXTENSION. We reserve the right to extend, amend or terminate the Offer. If you miss the Expiration Date and still wish to sell, please call D. F. King & Co., Inc. to learn if we are able to accept your Units.

Very truly yours,


AKULA PARTNERS LLC


                     The Information Agent for the Offer is:

                             D. F. King & Co., Inc.
                           48 Wall Street, 22nd Floor
                               New York, NY 10005
                 (212) 269-5500 (Banks and Brokers Call Collect)
                   (888) 628-1041 (All Others Call Toll-Free)

EACH UNITHOLDER IS URGED TO READ CAREFULLY OUR ENTIRE OFFER TO PURCHASE, THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND THE RELATED DOCUMENTS.

                                  ************

THIS LETTER SHALL NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF ACCEPTANCE OF OUR TENDER OFFER, WHICH MAY ONLY BE MADE PURSUANT TO THE TERMS OF OUR OFFER TO PURCHASE AND THE RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER.

                                  ************

NONE OF MERRILL LYNCH & CO., INC., THE GENERAL PARTNER OF THE PARTNERSHIP, ML LEASING MANAGEMENT, INC., THE PARTNERSHIP OR THEIR RESPECTIVE AFFILIATES OR SUBSIDIARIES ARE PARTY TO THIS OFFER.

                                       -3-